Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars

and presented in accordance with U.S. GAAP)

Tim Hortons Inc. Announces 2010 Second Quarter Results:

Higher same-store sales growth fueled strong consolidated earnings

Financial & Sales Highlights

	Q2 2010	Q2 2009	% Change
Total Revenues	$639.9	$605.5	5.7%
Operating income	$149.9	$129.0	16.1%
Effective Tax Rate	29.5%	32.8%
Net Income attributable to THI	$94.1	$77.8	21.0%
Diluted Earnings Per Share (EPS)	$0.54	$0.43	25.2%
Fully Diluted Shares	174.9	180.9	(3.3)%

($ in millions, except EPS. Fully diluted shares in millions. All numbers rounded.)

Results for 2010, and retroactively for 2009, incorporate adoption of new accounting standard SFAS No. 167 – Amendments to FASB No. 46(R), now codified within ASC 810 – Consolidations. This standard relates to consolidation of certain variable interest entities. Please refer to the Company’s Form 10-Q for additional information.

Same-Store Sales(1)	Q2 2010	Q2 YTD	Q2 2009
Canada	6.4%	5.8%	1.7%
U.S.	3.1%	3.1%	3.3%

(1)	Includes sales at Franchised and Company-operated locations. As of July 4th, 2010, 99.5% of our restaurants in both Canada and in the U.S. were franchised.

Quarterly Highlights

•	Significant sales growth in Canada and strong performance in the U.S.

•	Systemwide sales(2) grew 9.2% on a constant currency basis

•	6.4% increase in same-store sales in Canada

•	3.1% increase in same-store sales in the U.S.

•	Strong consolidated operating income gain of 16.1% with solid contributions from both Canadian and U.S. segments

•	EPS growth of 25.2% in second quarter

OAKVILLE, ONTARIO, (August 12th, 2010): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced its results for the second quarter ended July 4th, 2010.

“Our quarterly same-store sales performance in Canada was the best in several quarters, and the strength of our same-store sales growth in the U.S. was gratifying given continued economic challenges in that market,” said Don Schroeder, president and CEO. “We continue to make excellent progress on our growth initiatives and we believe our business is well positioned to continue to drive shareholder value,” added Schroeder.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the second quarter of 2010 compared to the second quarter of 2009, unless otherwise noted.

Systemwide sales(2) increased 9.2% on a constant currency basis. During the quarter total revenues were $639.9 million, an increase of 5.7% compared to $605.5 million last year. Strong systemwide sales growth was the primary driver of total revenue improvement. This growth was partially offset by lower revenues from consolidated variable interest entities and fewer Company-operated restaurants.

During the second quarter operating income was $149.9 million, a 16.1% increase compared to $129.0 million last year. Strong systemwide sales growth drove higher rents, royalties and distribution income. Costs continued to be well managed during the quarter, resulting in improved operating margin. Both equity income and franchise fees were not a significant factor affecting operating income growth in the quarter. The comparable period of 2009 included $2.7 million in costs relating to the public company reorganization.

Net income attributable to Tim Hortons, which excludes the impact of noncontrolling interests, was $94.1 million, an increase of 21.0% compared to $77.8 million in the second quarter of last year. Higher operating income, and a lower year-over-year tax rate primarily due to lower Canadian statutory rates resulting from our public company reorganization, contributed to our strong net income performance. Discrete items further reduced the effective tax rate during the second quarter by approximately 1.1%. The effective tax rate in the quarter was 29.5% compared to 32.8% in the same period last year. Net income in the second quarter was impacted by higher interest expense of $1.8 million primarily related to a partial settlement of an interest rate swap related to the portion of our term debt that was prepaid and the write-off of associated deferred financing costs.

Second quarter diluted earnings per share (EPS) was $0.54, climbing 25.2% compared to $0.43 per share last year. Our EPS growth rate benefited by 4.2% from fewer outstanding shares due to our share repurchase programs.

Note: The Company has retroactively adopted new accounting standard SFAS No. 167 which has impacted prior year reported results, and 2010 actual results, for most revenue and cost line items. The new standard pertains to the consolidation of variable interest entities (“VIEs”). Under the accounting standard, if the Company is determined to be the primary beneficiary of a VIE, we are required to consolidate the VIE assets, liabilities, results of operations and cash flows.

Segmented Performance Commentary

Both operating segments increased their year-over-year earnings performance, contributing to strong consolidated performance.

Canada

Same-store sales in the Canadian segment increased 6.4% compared to the second quarter of 2009, the strongest quarterly year-over-year growth performance since the third quarter of 2007. Successful menu initiatives and promotions, and operational initiatives such as our hospitality strategy, helped contribute to transaction growth during the quarter. Average cheque was positively impacted this quarter by previous pricing in the system, which we expect to have a more moderate impact in the second half of the year as pricing is lapped.

A total of 15 new restaurants were opened in Canada in the second quarter. Also, at the end of the quarter, we had 63 restaurants in Canada co-branded as Cold Stone Creamery© locations which contributed slightly to same-store sales growth in the segment. We have decided to broaden our initial 2010 plan for up to 60 co-branded locations in Canada by an additional 20 to 25 restaurants.

Canadian segment operating income was $149.7 million, increasing 13.1% compared to $132.3 million last year. The significant increase in same-store sales and ongoing restaurant development drove most of the year-over-year increase, benefiting rents, royalties and distribution income. Income also benefited from manufacturing income related to our new coffee roasting facility which began operations in the fourth quarter of 2009. These factors were partially offset by moderately higher general and administrative expenses.

United States

Same-store sales in the U.S. segment grew by 3.1% in the second quarter. Transaction growth was driven by continued menu innovation, value promotions and to a lesser extent Cold Stone Creamery© co-branded locations. Average cheque benefited from additional pricing in the system, offset significantly by promotional activity and value pricing. These initiatives were designed to drive transactions in order to help address continuing economic weakness and ongoing competitive activity in our core U.S. markets. Late in the quarter we also lapped several of the high volume Cold Stone Creamery openings from 2009, which will likely impact year-over-year growth rates to some extent for second half of the year.

A total of 21 Tim Hortons locations opened in the second quarter, including 15 self-serve kiosks. In addition, at the end of the second quarter there were 70 co-branded Tim Hortons and Cold Stone Creamery locations, with 67 of those sites being Tim Hortons restaurants.

The U.S. segment continued its quarterly profitability improvement trend, with a 14% year-over-year increase to $3.6 million compared to $3.1 million last year. The U.S. segment benefited from continued systemwide sales growth which drove higher distribution contributions, and from higher rents and royalties. Fewer Company-operated restaurants than the comparable period was also a significant factor in the U.S. segment operating income performance. Currency translation negatively impacted U.S. segment revenues by 11.9% and operating income by approximately 10.5%.

Corporate Developments

Sale of 50% interest in Maidstone Bakeries

In a separate announcement issued this morning we have disclosed that, further to a previously announced receipt of a buy/sell notice from our joint venture partner Aryzta AG, we have decided to sell our 50% interest in Maidstone Bakeries to Aryzta for gross proceeds of CAD$475 million. The all-cash transaction is subject to receipt of regulatory approvals, and is expected to close before year-end 2010. Our arrangement with Aryzta includes supply chain sourcing and pricing commitments for Timbits™ and donuts that extend until early 2016, and it has supply rights for these products until late 2017 at our option.

The Company maintains flexibility to secure alternative means of supply after the agreement expires, if necessary, and plans to evaluate possible options for the use of net proceeds from a transaction including potential avenues to return value to shareholders. Final decisions regarding the use of proceeds will be announced at the appropriate time. Additional information on this transaction can be found in the separate announcement issued today.

Private placement of $200 million Senior Notes completed

During the second quarter of 2010 we successfully completed a private placement transaction in Canada of $200 million principal amount of senior unsecured 4.20% notes. The debt offering was significantly oversubscribed, indicating strong market support for the Company. The net proceeds of this offering were used primarily to refinance a portion of our outstanding term loan and for general corporate purposes.

Board declares dividend payment of $0.13 per common share

The Board of Directors has declared a quarterly dividend of $0.13 per common share, consistent with our previously announced change in dividend rate and targeted payout range of 30% to 35% of normalized prior-year earnings. The dividend is payable on September 8th, 2010 to shareholders of record as of August 23rd, 2010. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

Tim Hortons conference call today at 2:30 p.m. (EDT) Thursday, August 12th, 2010

Tim Hortons will host a conference call today to discuss the second quarter results, scheduled to begin at 2:30 p.m. (EDT). The dial-in number is (416) 641-6712 or (800) 354-6885. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until August 19th, 2010 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21476996. The call and presentation material will also be archived for a period of one-year in the Events and Presentations section.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, including as they relate to the Company’s progress on growth initiatives and ability to drive shareholder value, the intention to close a transaction for the sale of the Company’s 50% interest in a joint venture bakery, the evaluation of possible options for the use of the net proceeds from that sale transaction and related supply chain matters, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2009 Annual Report on Form 10-K filed March 4th, 2010 and the Quarterly Report on Form 10-Q filed August 12th, 2010 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements.

As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of a material increase in competition within the quick service restaurant segment of the food service industry; the absence of an adverse event or condition that damages our strong brand position and reputation; continuing positive working relationships with the majority of the Company’s franchisees; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; the absence of any material adverse effects arising as a result of litigation; and general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(2) Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 99.5% of our consolidated system is franchised as at July 4th, 2010. Systemwide sales growth is determined using a constant exchange rate, where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the second quarter of 2010, systemwide sales growth on a constant currency basis was up 9.2% compared to the second quarter of 2009. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded restaurant chain in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of July 4th, 2010, Tim Hortons had 3,627 systemwide restaurants, including 3,040 in Canada and 587 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: Alexandra Cygal, (905) 339-5960 or cygal_alexandra@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)
	Second quarter ended
	July 4, 2010	June 28, 2009	$ Change	% Change
		(Note 1)
REVENUES
Sales	$444,344	$425,348	$18,996	4.5%
Franchise revenues:
Rents and royalties	175,879	160,824	15,055	9.4%
Franchise fees	19,639	19,287	352	1.8%

	195,518	180,111	15,407	8.6%

TOTAL REVENUES	639,862	605,459	34,403	5.7%

COSTS AND EXPENSES
Cost of sales	375,347	365,711	9,636	2.6%
Operating expenses	61,560	58,909	2,651	4.5%
Franchise fee costs	20,379	19,615	764	3.9%
General and administrative expenses	36,745	35,694	1,051	2.9%
Equity (income)	(3,760)	(3,367)	(393)	11.7%
Other (income), net	(260)	(152)	(108)	N/M

TOTAL COSTS AND EXPENSES, NET	490,011	476,410	13,601	2.9%

OPERATING INCOME	149,851	129,049	20,802	16.1%

Interest (expense)	(6,878)	(5,058)	(1,820)	36.0%
Interest income	113	120	(7)	(5.8%)

INCOME BEFORE INCOME TAXES	143,086	124,111	18,975	15.3%

INCOME TAXES	42,161	40,648	1,513	3.7%

Net Income	100,925	83,463	17,462	20.9%
Net income attributable to noncontrolling interests	6,804	5,703	1,101	19.3%

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$94,121	$77,760	$16,361	21.0%

Basic earnings per common share attributable to Tim Hortons Inc.	$0.54	$0.43	$0.11	25.3%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.54	$0.43	$0.11	25.2%

Weighted average number of common shares outstanding - Basic (in thousands)	174,586	180,731	(6,145)	(3.4%)

Weighted average number of common shares outstanding - Diluted (in thousands)	174,873	180,923	(6,050)	(3.3%)

Dividend per common share	$0.13	$0.10	$0.03

N/M - not meaningful

(all numbers rounded)

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)
	Year-to-date period ended
	July 4, 2010	June 28, 2009	$ Change	% Change
		(Note 1)
REVENUES
Sales	$850,292	$816,464	$33,828	4.1%
Franchise revenues:
Rents and royalties	335,839	304,988	30,851	10.1%
Franchise fees	36,343	39,714	(3,371)	(8.5%)

	372,182	344,702	27,480	8.0%

TOTAL REVENUES	1,222,474	1,161,166	61,308	5.3%

COSTS AND EXPENSES
Cost of sales	722,394	703,584	18,810	2.7%
Operating expenses	120,285	115,502	4,783	4.1%
Franchise fee costs	38,205	39,393	(1,188)	(3.0%)
General and administrative expenses	71,417	69,170	2,247	3.2%
Equity (income)	(7,017)	(6,432)	(585)	9.1%
Other (income), net	(397)	(316)	(81)	25.6%

TOTAL COSTS AND EXPENSES, NET	944,887	920,901	23,986	2.6%

OPERATING INCOME	277,587	240,265	37,322	15.5%

Interest (expense)	(12,325)	(10,515)	(1,810)	17.2%
Interest income	460	784	(324)	(41.3%)

INCOME BEFORE INCOME TAXES	265,722	230,534	35,188	15.3%

INCOME TAXES	80,224	75,689	4,535	6.0%

Net Income	185,498	154,845	30,653	19.8%
Net income attributable to noncontrolling interests	12,488	10,646	1,842	17.3%

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$173,010	$144,199	$28,811	20.0%

Basic earnings per common share attributable to Tim Hortons Inc.	$0.99	$0.80	$0.19	23.9%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.99	$0.80	$0.19	23.8%

Weighted average number of common shares outstanding - Basic (in thousands)	175,318	180,975	(5,657)	(3.1%)

Weighted average number of common shares outstanding - Diluted (in thousands)	175,571	181,140	(5,570)	(3.1%)

Dividend per common share	$0.26	$0.20	$0.06

N/M - not meaningful

(all numbers rounded)

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	July 4, 2010	January 3, 2010
		(Note 1)
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$157,495	$121,653
Restricted cash and cash equivalents	49,958	60,629
Restricted investments	4,997	20,186
Accounts receivable, net	160,105	179,942
Notes receivable, net	19,204	20,823
Deferred income taxes	2,064	3,475
Inventories and other, net	109,592	80,490
Advertising fund restricted assets	25,661	26,681

Total current assets	529,076	513,879

Property and equipment, net	1,489,517	1,494,032

Notes receivable, net	2,641	3,475

Deferred income taxes	10,771	8,919

Intangible assets, net	7,444	8,405

Equity investments	46,594	45,875

Other assets	25,876	19,706

Total assets	$2,111,919	$2,094,291

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	July 4, 2010	January 3, 2010
		(Note 1)
	(Unaudited)

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$128,214	$135,248
Accrued liabilities:
Salaries and wages	15,092	23,268
Taxes	25,239	27,586
Other	109,862	111,401
Deferred income taxes	117	376
Advertising fund restricted liabilities	40,850	43,944
Current portion of long-term obligations	109,128	7,821

Total current liabilities	428,502	349,644

Long-term obligations
Long-term debt	237,100	336,302
Advertising fund restricted debt	344	415
Capital leases	68,314	67,156
Deferred income taxes	12,545	10,159
Other long-term liabilities	73,114	74,929

Total long-term obligations	391,417	488,961

Equity
Equity of Tim Hortons Inc.
Common shares
Authorized: unlimited shares
Issued: 174,348,514 and 177,318,614 shares, respectively	494,512	502,872
Common stock held in trust, at cost: 330,405 and 278,500 shares, respectively	(11,337)	(9,437)
Contributed surplus	1,937	—
Retained earnings	834,184	796,235
Accumulated other comprehensive loss	(115,405)	(120,061)

Total equity of Tim Hortons Inc.	1,203,891	1,169,609
Noncontrolling interests	88,109	86,077

Total equity	1,292,000	1,255,686

Total liabilities and equity	$2,111,919	$2,094,291

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	Year-to-date period ended
	July 4, 2010	June 28, 2009
		(Note 1)
	(Unaudited)

CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$185,498	$154,845
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	57,874	54,972
Stock-based compensation expense	5,447	4,073
Equity income, net of cash dividends	(696)	2,513
Deferred income taxes	1,493	3,714
Changes in operating assets and liabilities
Restricted cash and cash equivalents	10,697	25,316
Accounts and notes receivable	19,835	19,659
Inventories and other	(27,206)	3,978
Accounts payable and accrued liabilities	(15,899)	(74,610)
Settlement of cash flow hedges	(4,791)	—
Other, net	2,817	315

Net cash provided from operating activities	235,069	194,775

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(48,494)	(69,324)
Proceeds from sale of restricted investments	15,240	—
Principal payments received on notes receivable	1,644	733
Other investing activities	(7,418)	(11,841)

Net cash used in investing activities	(39,028)	(80,432)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of common shares / treasury stock	(98,018)	(16,701)
Purchase of common shares held in trust	(3,252)	(713)
Purchase of common shares for settlement of restricted stock units	(377)	(232)
Dividend payments to common shareholders	(45,413)	(36,253)
Distributions and other to noncontrolling interests	(10,456)	(14,147)
Proceeds from issuance of debt, net of issuance costs	200,359	1,150
Principal payments on other long-term debt obligations	(203,218)	(2,551)

Net cash used in financing activities	(160,375)	(69,447)

Effect of exchange rate changes on cash	176	(1,552)

Increase in cash and cash equivalents	35,842	43,344

Cash and cash equivalents at beginning of period	121,653	124,717

Cash and cash equivalents at end of period	$157,495	$168,061

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

(Note 1 and 2)

	(Unaudited)

	Second Quarter ended
	July 4, 2010	% of Total	June 28, 2009	% of Total

REVENUES
Canada	$538,228	84.1%	$468,822	77.4%
U.S.	30,135	4.7%	38,717	6.4%

Total reportable segments	568,363	88.8%	507,539	83.8%
Variable interest entities	71,499	11.2%	97,920	16.2%

Total	$639,862	100.0%	$605,459	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$149,730	97.7%	$132,347	97.7%
U.S.	3,580	2.3%	3,141	2.3%

Reportable Segment Operating Income	153,310	100.0%	135,488	100.0%

Variable interest entities	7,743		6,279
Corporate charges	(11,202)		(12,718)

Consolidated Operating Income	149,851		129,049
Interest expense, net	(6,765)		(4,938)
Income taxes	(42,161)		(40,648)

Net Income	100,925		83,463
Net Income attributable to noncontrolling interests	6,804		5,703

Net Income attributable to Tim Hortons Inc.	$94,121		$77,760

	Year-to-date period ended
	July 4, 2010	% of Total	June 28, 2009	% of Total

REVENUES
Canada	$1,006,893	82.4%	$897,427	77.3%
U.S.	57,848	4.7%	73,044	6.3%

Total reportable segments	1,064,741	87.1%	970,471	83.6%
Variable interest entities	157,733	12.9%	190,695	16.4%

Total	$1,222,474	100.0%	$1,161,166	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$282,116	98.8%	$248,169	99.0%
U.S.	3,334	1.2%	2,577	1.0%

Reportable Segment Operating Income	285,450	100.0%	250,746	100.0%

Variable interest entities	14,223		12,553
Corporate charges	(22,086)		(23,034)

Consolidated Operating Income	277,587		240,265
Interest expense, net	(11,865)		(9,731)
Income taxes	(80,224)		(75,689)

Net Income	185,498		154,845
Net Income attributable to noncontrolling interests	12,488		10,646

Net Income attributable to Tim Hortons Inc.	$173,010		$144,199

	Second Quarter ended
	July 4, 2010	June 28, 2009	$ Change	% Change

Sales is comprised of:
Distribution sales	$367,390	$320,823	$46,567	14.5%
Company-operated restaurant sales	5,455	6,605	(1,150)	(17.4)%
Sales from variable interest entities	71,499	97,920	(26,421)	(27.0)%

	$444,344	$425,348	$18,996	4.5%

	Year-to-date period ended
	July 4, 2010	June 28, 2009	$ Change	% Change

Sales is comprised of:
Distribution sales	$682,114	$613,028	$69,086	11.3%
Company-operated restaurant sales	10,445	12,741	(2,296)	(18.0)%
Sales from variable interest entities	157,733	190,695	(32,962)	(17.3)%

	$850,292	$816,464	$33,828	4.1%

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

Note 2 -	While the adoption of SFAS No. 167 resulted in the consolidation of its 50-50 bakery joint venture, the Company’s chief decision maker continues to view and evaluate the performance of the Canadian segment with this 50-50 bakery joint venture accounted for on an equity accounting basis, which reflects 50% of its operating income (consistent with views and evaluations prior to the adoption of the Standard). As a result, the net revenues, and the remaining 50% of operating income of this joint venture have been included in Variable interest entities along with revenues and operating income from our non-owned consolidated restaurants.

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As of July 4, 2010	As of January 3, 2010	Increase/ (Decrease) From Year End	As of June 28, 2009	Increase/ (Decrease) From Prior Year

Canada
Company-operated	14	13	1	15	(1)
Franchised	3,026	3,002	24	2,924	102

Total	3,040	3,015	25	2,939	101

% Franchised	99.5%	99.6%		99.5%

U.S.
Company-operated	3	5	(2)	5	(2)
Franchised	584	558	26	531	53

Total	587	563	24	536	51

% Franchised	99.5%	99.1%		99.1%

Total Tim Hortons
Company-operated	17	18	(1)	20	(3)
Franchised	3,610	3,560	50	3,455	155

Total	3,627	3,578	49	3,475	152

% Franchised	99.5%	99.5%		99.4%

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we include in distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from certain non-owned restaurants that are consolidated in accordance with ASC 810 (formerly FIN 46R) as well as sales from our bakery joint venture which we are required to consolidate.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that are consolidated in accordance with ASC 810 (formerly FIN 46R) as well as cost of sales from our bakery joint venture.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, and depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence, excluding joint ventures that we are required to consolidate. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other (Income), net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Relates to the consolidation of our bakery joint venture and certain non-owned restaurants that the Company is required to consolidate under ASC 810 (formerly SFAS No. 167 and FIN 46R).

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995 and Canadian Securities Laws

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those disclosed in the statement. Canadian securities laws have corresponding safe harbor provisions, subject to certain additional requirements including the requirement to state the assumptions used to make the forecasts set out in forward-looking statements. Tim Hortons Inc. (the “Company”) desires to take advantage of these “safe harbor” provisions.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks,” “outlook,” “forecast” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.” Examples of forward-looking statements that may be contained in our public disclosure from time to time include, but are not limited to, statements concerning management’s expectations relating to possible or assumed future results, our strategic goals and our priorities, and the economic and business outlook for us, for each of our business segments and for the economy generally. Many of the factors that could determine our future performance are beyond our ability to control or predict. The following factors, in addition to other factors set forth in our Form 10-K filed on March 4, 2010 and the Quarterly Report on Form 10-Q filed August 12, 2010 with the U.S. Securities and Exchange Commission and the Canadian securities regulators, and in other press releases, communications, or filings made with the SEC or the Canadian securities regulators, could cause our actual results to differ materially from the expectation(s) included in forward-looking statements and, if significant, could materially affect the Company’s business, sales revenue, share price, financial condition, and/or future results, including causing the Company to (i) close restaurants, (ii) fail to realize same-store sales, which are critical to achieving our operating income and other financial targets, (iii) fail to meet the expectations of our securities analysts or investors, or otherwise fail to perform as expected, (iv) have insufficient cash to engage in or fund expansion activities, dividends, or share repurchase programs, or (v) increase costs, corporately or at store level, which may result in increased restaurant-level pricing, which in turn may result in decreased customer demand for our products resulting in lower sales, revenue, and earnings. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also materially adversely affect our business, financial condition, and/or operating results. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of a material increase in competition within the quick service restaurant segment of the food service industry; the absence of an adverse event or condition that damages our strong brand position and reputation; continuing positive working relationships with the majority of the Company’s franchisees; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; the absence of any material adverse effects arising as a result of litigation; and general worldwide economic conditions. We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purposes.

Competition . The quick service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, real estate sites and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, discounting activities, price, changing demographic patterns and trends, changing consumer preferences and spending patterns or a desire for a more diversified menu, changing health or dietary preferences and perceptions, and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors, most notably in the U.S., have greater financial and other resources than we do, including substantially larger marketing budgets and greater leverage from their marketing spend.

Factors Affecting Growth and Other Important Strategic Initiatives. There can be no assurance that the Company will be able to achieve new restaurant or same-store sales growth objectives, that new restaurants will be profitable or that strategic initiatives will be successfully implemented. Early in the development of new markets, the opening of new restaurants may have a negative effect on the same-store sales of existing restaurants in the market. The Company may also enter markets where our brand is not well known and where it has little or operating experience and as a result, may not achieve the level of penetration needed in order to drive brand recognition, convenience, increased leverage to marketing dollars, and other benefits the Company believes penetration yields. When the Company enters new markets, it may be necessary to increase franchisee relief and support costs, which lowers its earnings. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions. The Company may also continue to selectively close restaurants that are not achieving acceptable levels of profitability or change its growth strategies over time, where appropriate. Such closures may be accompanied by impairment charges that may have a negative impact on our earnings. The Company also intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures, which are subject to many of the same risks that also affect new store development as well as various other risks. In addition, there can be no assurance that the Company will be able to complete the desirable transactions, for reasons including restrictive covenants in debt instruments or other agreements with third parties. The Company may continue to pursue strategic alliances (including co-branding) with third parties for different types of development models and products and there can be no assurance that: significant value will be recognized through such strategic alliances; the Company will be able to maintain our strategic alliances; or, the Company will be able to enter into new strategic relationships in the future. Entry into such relationships as well as the expansion of the Company’s current business through such initiatives may expose it to additional risks that may adversely affect the Company’s brand and business. The Company’s financial outlook and long-range targets are based on the successful implementation, execution and customer acceptance of the Company’s strategic plans and initiatives; accordingly, the failure of any of these criteria could cause the Company to fall short of achievement of its financial objectives and long-range goals.

Food Safety and Health Concerns. Incidents or reports, whether true or not, of food-borne illness and injuries caused by or claims of food tampering, employee hygiene and cleanliness failures or impropriety at Tim Hortons or other quick service restaurants unrelated to Tim Hortons could result in negative publicity, damage our brand value and potentially lead to product liability or other claims. Any decrease in customer traffic or temporary closure of any of our restaurants as a result of such incidents or negative publicity may have a material adverse effect on our business and results of operations.

Litigation . The Company is or may be subject to claims incidental to the business, including: obesity litigation; health and safety risks or conditions of the Company’s restaurants associated with design, construction, site location and development, indoor or airborne contaminants and/or certain equipment utilized in operations; employee claims for employment or labour matters, including potentially, class action suits regarding wages, discrimination, unfair or unequal treatment, harassment, wrongful termination, and overtime compensation claims; claims from franchisees regarding profitability or wrongful termination of their franchise or operating (license) agreement(s); taxation authorities regarding certain tax disputes; and falsified claims. The Company’s current exposure with respect to pending legal matters could change if determinations by judges and other finders of fact are not in accordance with management’s evaluation of these claims and the Company’s exposure could exceed expectations and have a material adverse effect on its financial condition and results of operations.

The Importance of Canadian Segment Performance and Brand Reputation. The Company’s financial performance is highly dependent upon its Canadian operating segment, which accounted for approximately 86.7% of its consolidated revenues, and all of its profit, in 2009. Any substantial or sustained decline in the Company’s Canadian business would materially and adversely affect its financial performance. The Company’s success is also dependent on its ability to maintain and enhance the value of its brand, its customers’ connection to its brand, and a positive relationship with its franchisees. Brand value can be severely damaged, even by isolated incidents, including those that may be beyond the Company’s control such as actions taken or not taken by its franchisees relating to health or safety, litigation and claims (including litigation by, other disputes with, or negative relationship with franchisees), security breaches or other fraudulent activities associated with its electronic payment systems, illegal activity targeted at the Company and incidents occurring at or affecting its strategic business partners (including in connection with co-branding initiatives and our self-serve kiosk model), affiliates, corporate social responsibility programs, or falsified claims or health or safety issues at our vertically integrated manufacturing plants.

Distribution Operations and Supply Chain. The occurrence of any of the following factors is likely to result in increased operating costs and decreased profitability of the Company’s distribution operations and supply chain and may also injure our brand, negatively affect our results of operations and our ability to generate expected earnings and/or increase costs, and/or negatively impact our relationship with our franchisees: higher transportation or shipping costs; inclement weather, which could affect the cost and timely delivery of ingredients and supplies; increased food and other supply costs; shortages or interruptions in the availability or supply of perishable food products and/or their ingredients; the failure of our distribution business to perform at historic levels, and political, physical, environmental or technological disruptions in the Company’s or its suppliers’ manufacturing and/or warehouse plants, facilities or equipment.

Importance of Franchisees. A substantial portion of the Company’s earnings come from royalties and other amounts paid by franchisees, who operated 99.5% of the Tim Hortons restaurants as of January 3, 2010. The Company’s revenues and profits would decline and its brand reputation could also be harmed if a significant number of franchisees were to experience, among other things, operational or financial difficulties or labour shortages or significant increases in labour costs. Although the Company generally enjoys a positive working relationship with the vast majority of its franchisees, active and/or potential disputes with franchisees could damage its reputation and/or its relationships with the broader franchisee group. The Company’s franchisees are independent contractors and, as a result, the quality of their operations may be diminished by factors beyond the Company’s control. Any operational shortcoming of a franchise restaurant is likely to be attributed by consumers to the Company’s entire system, thus damaging its brand reputation and potentially affecting revenues and profitability.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws and regulations. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to laws and regulations regarding zoning, land use, environmental matters (including limitation of vehicle emissions in drive-thrus; anti-idling bylaws; regulation of litter, packaging and recycling requirements; regulation relating to discharge, storage, handling, release and/or disposal of hazardous or toxic substances; and other governmental laws and regulations), traffic, franchise, design and other matters. Additional governmental laws and regulations affecting the Company and its franchisees include: business licensing; franchise laws and regulations; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, family leave and other employment matters, and citizenship requirements); nutritional disclosure and advertising; regulations, laws, treaties or the interpretation or enforcement thereof relating to tax matters that may affect our anticipated effective tax rate, operating income (in the context of non-consolidated joint ventures), cash tax payment liabilities, and/or tax reserves, realization of the Company’s tax assets, business planning within our corporate structure that have tax implications, ongoing tax disputes, and disclosure of tax related matters; tax laws affecting our franchisees’ business; employee benefits; accounting; and anti-discrimination. Compliance with these laws and regulations and planning initiatives undertaken in connection therewith could increase the cost of doing business and, depending upon the nature of the Company’s and its franchisees’ responsive actions thereto could damage our reputation. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, tax law, planning or other matters that may, among other things, affect the Company’s anticipated effective tax rate and/or tax reserves; business planning within our corporate structure; our strategic initiatives and/or the types of projects we may undertake in furtherance of our business, or franchise requirements, may adversely affect the Company’s financial results.

In addition, a taxation authority may disagree with certain views of the Company with respect to the interpretation of tax treaties, laws and regulations and take the position that material federal income tax liabilities, interests, penalties or amounts are payable by the Company, including in connection with the public company reorganization. Contesting such disagreements or assessments may be lengthy and costly and, if the Company were unsuccessful in disputing the same, the implications could be materially adverse to us and affect our anticipated effective tax rate, projected results, future operations and financial condition, where applicable.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health or dietary preferences and perceptions), discretionary spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the value of the Company’s stock in particular, and litigation relating to food quality, handling or nutritional content. Factors such as inflation, higher energy and/or fuel costs, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, legal and regulatory compliance (including environmental regulations), new or additional sales tax on the Company’s products, disruptions in its supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire and sell restaurants, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds. In addition, unforeseen catastrophic or widespread events affecting the health and/or welfare of large numbers of people in the markets in which the Company’s restaurants are located and/or which otherwise cause a catastrophic loss or interruption in the Company’s ability to conduct its business, would affect its ability to maintain and/or increase sales and build new restaurants. Unforeseen events, including war, terrorism and other international, regional or local instability or conflicts (including labour issues), public health issues (including tainted food and water supply or widespread/pandemic illness such as the avian or H1N1 flu), and natural disasters such as earthquakes, hurricanes, or other adverse weather and climate conditions could disrupt the Company’s operations, disrupt the operations of its franchisees, suppliers, or customers, or result in political or economic instability.

Reliance on Systems. If the network and information systems and other technology systems that are integral to retail operations at system restaurants and at the Company’s manufacturing facilities, the Maidstone Bakeries facility, and corporate offices are damaged or interrupted from power outages, computer and telecommunications failures, computer worms, viruses and other destructive or disruptive software, security breaches, catastrophic events and improper or personal usage by employees, such an event could have an adverse impact on the Company and its customers, franchisees and employees, including a disruption of our operations, customer dissatisfaction or a loss of customers or revenues. The Company relies on third party vendors to retain data, process transactions and provide certain services. In the event of failure in such third party vendors’ systems and processes, the Company could experience business interruptions or privacy and/or security breaches surrounding our data. In the third quarter of 2009, the Company implemented an integrated financial system for the reporting and processing of financial data across numerous departmental and operational areas. This implementation and the conversion of these processes expose the Company to risk, including risks associated with maintaining and designing internal control and SOX 404 compliance, as well as corresponding Canadian requirements. Initially, the Company has experienced delays in business processes as new users adjust to utilizing the new financial system, which may impact the Company’s relations with its franchisees, vendors and suppliers.

Foreign Exchange Fluctuations. The Company’s Canadian restaurants are vulnerable to increases in the value of the U.S. dollar as certain commodities, such as coffee, are priced in U.S. dollars in international markets. Conversely, the Company’s U.S. restaurants are impacted when the U.S. dollar falls in value relative to the Canadian dollar, as U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and profits from U.S. operations will contribute less to (or, for losses, have less of an impact on) the Company’s consolidated results. Increases in these costs could make it harder to expand into the U.S. and increase relief and support costs to U.S. franchisees, affecting the Company’s earnings. The opposite impact occurs when the U.S. dollar strengthens against the Canadian dollar. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of the Company’s common stock and any dividends the Company pays.

Privacy Protection. If the Company fails to comply with new and/or increasingly demanding laws and regulations regarding the protection of customer, supplier, vendor, franchisee, employee and/or business data, or if the Company (or a third party with which it has entered into a strategic alliance) experiences a significant breach of customer, supplier, vendor, franchisee, employee or Company data, the Company’s reputation could be damaged and result in lost sales, fines, lawsuits and diversion of management attention. The introduction of credit payment systems and the Company’s reloadable cash card makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that the Company, or third parties under arrangement(s) with it, control.

Other Significant Risk Factors. The following factors could also cause the Company’s actual results to differ from its expectations: an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others (including in certain international markets that have uncertain or inconsistent laws and/or application with respect to intellectual property and contract rights); liabilities and losses associated with owning and leasing significant amounts of real estate; an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; changes in its debt levels and a downgrade on its credit ratings; and certain anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date and time made. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to forward-looking statements, or to update them to reflect events or circumstances occurring after the date forward-looking statements are made, or to reflect the occurrence of unanticipated events.